Exhibit 8.1



                   [SONNENSCHEIN NATH & ROSENTHAL LLP LETTERHEAD]

August 1, 2003



The Kansas City Southern Railway Company
427 West 12th Street
Kansas City, Missouri 64105

         RE:      Kansas City Southern Registration Statement on Form S-3

Ladies and Gentlemen:

     We are issuing this opinion letter in our capacity as special legal counsel to Kansas City Southern, a Delaware corporation (the "Issuer"), in connection with the proposed registration under the Securities Act of 1933, as amended (the "Act") by the Issuer of up to $200,000,000 in aggregate principal amount of its 4.25% Redeemable Cumulative Convertible Perpetual Preferred Stock, Series C (the "Series C Preferred Stock") and the shares of the Issuer's common stock issuable upon conversion of the Series C Preferred Stock pursuant to a Registration Statement on Form S-3 originally filed with the Securities and Exchange Commission (the "Commission") on August 1, 2003, (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement").

     We hereby confirm that, although the discussion set forth under the caption "Certain United States Federal Tax Considerations" in the Registration Statement is a summary of material United States federal income tax consequences of purchasing, owning and disposing of the Series C Preferred Stock and does not purport to discuss all possible United States federal income tax consequences to holders of the Series C Preferred Stock, the statements contained in the Registration Statement under such caption, to the extent they constitute matters of U.S. federal income tax law or legal conclusions with respect thereto, have been prepared or reviewed by us, and, in our opinion, are correct in all material respects. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, statements and representations set forth in the Registration Statement.

     The opinion set forth above is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures and announcements, existing judicial decisions and other applicable authorities. No tax ruling has been sought from the IRS with respect to any of the matters discussed herein. Unlike a ruling from the IRS, an opinion of counsel is not binding on the IRS. Hence, no assurance can be given that the opinion stated in this letter will not be successfully challenged by the IRS or by a court. We express no opinion concerning any tax consequences concerning the Series C Preferred Stock except as expressly set forth above.

     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is rendered on the date hereof and we have no continuing obligation hereunder to inform you of changes of law or fact subsequent to the date hereof or facts of which we have become aware after the date hereof.

     This opinion is solely for your benefit and may not be furnished to, or relied upon by, any other person or entity without the express written consent of the undersigned.

                                Sincerely,

                                /s/ Sonnenschein Nath & Rosenthal LLP

                                SONNENSCHEIN NATH & ROSENTHAL LLP